Exhibit 99.2
Operator

Good day, and welcome, everyone, to the Multimedia Games fourth-quarter fiscal year 2004 conference call and webcast. This call is being recorded. Once today's presentation is complete, we will conduct a question-and-answer session. At this time, for opening remarks and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Clifton E. Lind. Please go ahead, sir.

Clifton Lind, Multimedia Games - President, CEO

Thank you, operator. Welcome to Multimedia Games' Q4 fiscal 2004 conference call. On the call with me today is Craig Nouis, our CFO. The results we're reporting today are consistent with the preliminary results we reported last month.

Fiscal fourth quarter revenues rose approximately 39% over last year, while EBITDA increased about 25% to $22.7 million, resulting in an EBITDA margin of about 53%. On a full-year basis, revenue was up 23%, EBITDA at $87.7 million was up over 20%. Net income and diluted earnings per share are essentially flat when compared with last year; we achieved net income of about $32.8 million, and earnings per share of $1.07. EBITDA margin for the year is also at a healthy 57%.

We reviewed the fourth quarter operating results in detail last month, so we won't spend an enormous amount of time covering the ground that we have already touched on. In a minute, Craig will go over several financial and accounting items. And I plan to address three items which have occurred subsequent to our announcements last month - the passage of SQ 712 in Oklahoma, our placements of a significant number of C-TILG products in California, and our first-quarter guidance. We will then open the floor to Q&A. Julia Spencer will get us started by making the Safe Harbor comments.

Julia Spencer, Multimedia Games - Director - Corporate Publications

Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future, and are subject to risks and uncertainties that could cause our judgments to be inaccurate, or cause our actual operating results and financial conditions to differ materially from those expected. Please refer to the cautionary language in our earnings release and in the "Risk Factors " section of our recent SEC filings.

Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in our earnings release and on our website at www.multimediagames.com, in the Investor Relations section.

I will now turn the call back over to Mr. Lind. Clifton?

Clifton Lind, Multimedia Games - Pres., CEO

Thanks, Julia. Before Craig provides additional financial detail, I want to make a few comments. On the third-quarter call, we indicated that we thought Q4 FY'04 and Q1 FY'05 would represent periods of the highest player-station terminal placements in the Company's history. The numbers in today's release tell part of that story, and since we have had a significant number of installs since September 30, and we are precluded by some customer agreements from disclosing player terminal placements, our Q1 FY'05 conference call will fill out that picture. Suffice it to say that we're confident that our prior statement about our placement levels is materializing.

Also, before I turn the call over to Craig, I wanted to note that while we have been laying the groundwork for our future revenue growth through high levels of player terminal installations, we have incurred significant installation expenses to support our expansion, as well as expenses for lobbying, legal, and related costs to support our future growth. These costs were a factor in Q4 FY'04 and throughout fiscal 2004, and are projected also to be a major factor in Q1 FY'05.

As we indicated in today's release, we're looking very carefully at many aspects of the Oklahoma business model, which you have come to know very well. One of our goals for 2005 is to achieve cost savings in all operating areas as long as we can do so without slowing down the development of our new products and our entrance into new profitable markets.

We entered several new markets in fiscal 2004, and I am proud of what the MGAM team has accomplished during the year. Not only have we made significant progress in our revenue diversification efforts, but it was also a year in which we took several new products into new markets and laid a solid foundation for our future growth. During the year, we have gone from operating three gaming systems at 61 locations to operating seven gaming systems at 102 locations.

Revenue growth, player terminal placement and other metrics continue to indicate that Multimedia Games is a healthy, competitive company. And the G2E Gaming Show last month served its purpose in terms of garnering customer interest and prospect interest in our products and capabilities. The quality of our gaming systems, the number of gaming engines developed for specific markets, and the variety of our content are all at record levels, and we believe that we're well-prepared for the expected changes in our existing markets as we simultaneously seek expansion into new markets.

We backed up our confidence in MGAM's future as, during the quarter, we allocated $3.8 million for the repurchase of 237,500 shares of common stock. Additionally, since we reported Q3, I have purchased about 37,000 shares of common stock, including some option exercises which trigger tax events even though I didn't sell the shares. I have never sold any MGAM shares, which probably gives you a good idea of my long-term view of the Company.

My enthusiasm for our growth prospects is only slightly tempered, short-term, by the factors in the Class II market and our decision to take the high road with respect to the games we offer in Oklahoma. These factors weighed heavily on last year's operating results, and will continue to do so until we can legally offer the games under the compact in Oklahoma. I would like Craig to now provide some additional comment on the fourth-quarter results, and then I will run through the three items I mentioned at the beginning of the call. Craig?

Craig Nouis, Multimedia Games - CFO

Thank you, Clifton. This afternoon, we reported results in line with the preliminary results we provided last month, with revenues rising to a record $42.7 million for the fourth quarter of 2004, approximately 39 % ahead of the revenue for the fourth quarter of 2003, and EBITDA rising approximately 25% over the prior-year quarter EBITDA to $22.7 million. Both our quarterly and annual results benefited from a substantially higher installed base of New Generation, Class II, C-TILG, and charity player terminals of 12,558 units as of September 30, 2004, which is 43% higher than the installed base at September 30, 2003.

We provided a lot of details on our operating results in the October press release and conference call. So let me take a few moments to review some additional items and provide color on our new revenue recognition policy on our income statement, and the reclassification of several items on our balance sheet. Of course, we can cover anything else during Q&A. Reflecting the high level of development funding advances made during the quarter, and sales of gaming equipment on credit, notes receivable increased from $9.1 million as of June 30, 2004 to $32.9 million as of September 30, 2004. Cash and cash equivalents decreased to $4.8 million, and other assets, which include the nonreimbursable amounts under development agreements, have increased to $17.9 million, primarily as a result of the funding under these development agreements.

SG&A expenses increased $5.5 million, from $12.2 million for the September 2003 quarter to $17.6 million for the September 2004 quarter. On a sequential basis, SG&A was $4.7 million higher than SG&A expenses for the June 2004 quarter. As a reminder, SG&A for the third quarter benefited from a reduction in our fiscal 2004 incentive accrual, which resulted in the reversal of $1.4 million in compensation expense for the first six months of the year.

As described in our press release and as many of you are aware, historically, Multimedia Games has entered into agreements with our tribal customers that, among other things, guarantee certain prize payoffs and required the Company to account for and collect all revenues from its games. Following the collections, we would then disburse funds to the facilities for their share of the revenues based on the guaranteed prize payouts. The vast majority of these arrangements have gone away over the past few years, prompting us to evaluate our revenue presentation.

Our new gaming arrangements typically do not guarantee prize payout levels, and require that only the net amounts due the Company be remitted. In reviewing both GAAP and SEC literature, management has determined the net amounts remitted by the tribes should be reported as our revenue and not presented on a gross basis. As a result, we have presented our 2004 revenues in accordance with our new policy, and reclassified amounts from 2003 to conform with our current-year presentation.

You may have also noted a few reclassifications on our balance sheet. I'd like to take a few moments now to review those with you.

We have historically presented inventory on both a current and non-current basis. "Non-current Inventory" has always represented finished goods, with both new and used component parts that were used in the deployment and service of our gaming equipment under participation agreements. "Current Inventory" has always been reserved for items in which the Company intended to sell over the next 12 months, and has typically included some of the used components that we believed would be sold or consumed under service contracts. As a result of its ["Non-current Inventory's"] long-term nature, the Company has collapsed "Non-current Inventory" into its PP&E for both fiscal years presented. Management has also evaluated its policy on used inventory, and has determined that a vast majority of the used inventory or swap stock is related to servicing player terminals under participation agreements which are presented in our Property and Equipment. Based on this data, we have reclassified certain amounts in 2003 and classified all swap stock in 2004 as "Property and Equipment."

Furthermore, we have historically amortized the swap stock balance over a three-year straight-line method, which we will continue to do. However, this expense was presented as a "Cost of Sales." With the reclass to Property and Equipment, management has determined that the proper income statement classification for the swap stock is Amortization and Depreciation. For the fiscal year 2004 and 2003, income statements have been properly classified to reflect this new policy. EBITDA was likewise affected by these same amounts. Additionally, any write-ups or fiscal adjustments to inventory were historically reported as "Cost of Sales." These amounts have been reclassified to SG&A, as they represent more of an operating cost than a cost of sale. We have also reclassified certain amounts that were previously included under the balance sheet caption "Other Assets." Specifically, we have reclassified prepaid third-party licenses for our player terminals that we intend on placing under participation arrangements into our Property and Equipment account.

As a result of all the items I just discussed, PP&E now includes our originally stated PP&E balance, as well as what was considered "Non-current Inventory" and swap stock and third-party licenses, which were reclassified from "Other Assets. "

And finally, in the 10-K that will be filed for fiscal 2004, we intend to separately disclose our gaming equipment under participation arrangements under a caption classifying it as "Leased Gaming Equipment" for both years presented. This will not require any reclassifications in our income statement.

I will now turn the call back to Clifton for a little more commentary on the September 2004 quarter, our Q1 fiscal 2005 guidance, and our strategic initiatives.

Clifton Lind, Multimedia Games - Pres., CEO

Thanks, Craig. First, SQ 712 has passed in Oklahoma. And many have asked us about the positive and negative implications for MGAM.

Oklahoma is our largest market, and the new gaming legislation includes a model compact that redefines legal games for Native American tribes choosing to enter into the Tribal-State Compact, and allows limited expansion of gaming to four racetracks in the state.

The positive implications are that the passing of this legislation should provide additional structure to the market and an opportunity for us to finally deploy a broad range of games that we have developed in anticipation of this outcome. The negative is that it will take the state some time to put in place the appropriate regulatory processes to allow vendors to legally offer the new games permitted under this compact.

In the short term, we have an environment in Oklahoma where little has changed. We are prepared to convert our existing game offerings to include those covered by the compact. But we currently do not anticipate placing any games until they are approved under the compact and it is absolutely legal for us to do so.

Another outcome of the passage of this legislation is that we have undertaken a review of all of our player terminal placements at all locations throughout the state. This [evaluation] may lead us to modify our pricing, placement, and win-per-day expectations, and our plans for further market expansions.

While we are aggressively working to maintain and even build our market share, the performance of the player station terminals at each location must satisfy certain economic expectations. Once we can offer Oklahoma customers our new compact-compliant products featuring well-developed gaming engines and market-proven content, we will compete based on the merits of those products, which we believe will prove to be among the best-earning games in the market.

We also plan to offer new gaming platforms which we have not offered before in that market, and we expect these new platforms to be very well received by our tribal customers in Oklahoma.

When I say that we may modify pricing, I think most people immediately think lower pricing. This may be true from a gross percentage standpoint, or in fact, we may move in some cases to fixed pricings, other matrix pricing, or other models which we have not formerly offered in Oklahoma. We will review every opportunity that we have with each of our customers and each of our prospects, and make the decision that we think is most appropriate for our shareholders.

We will look at many pricing models with our customers as well as the anticipated win per day associated with the launch of our new "compacted" games, and the benefits of the new platforms that we will be introducing, and we will strive to deliver the very highest value to our customers, as we have done in the past. We may also choose to remove terminals from some locations where our analysis indicates that the economic returns will not warrant our expected returns.

Merely reacting to lower pricing or reduced placement, if that occurs, will not be prudent unless consideration is also given to the fact that we may reduce the level of ancillary benefits that we have included in our current bundled pricing. And again, anticipated higher earnings from our new compact products will be an important factor in the overall yield realized by the Company from each player station.

We will continue to offer all legal Class II games and compacted games, and believe that both the Class II and the Class III Oklahoma market will continue to be an important and growing market for MGAM. I ask you to recall that during Q4 FY'04, approximately 33% of our Oklahoma revenues were derived from facilities where we have development agreements in place which facilitate long-term relationships.

The second item I would like to discuss is our recent California placements. We have added a significant number of units to our installed base of recurring-revenue C-TILG player stations at two California tribal casinos. This has been well documented in the press, in Wall Street research, and has been noted by the state. We are precluded by customer arrangements from disclosing exact player terminal placements, so you will have to wait to confirm what you have read or heard until you see our Q1 2005 release in late January. In any case, the installs were, as expected, quite significant.

Additionally, we're generating recurring revenue from several hundred units supplied by other publicly traded licensed vendors who are all operating on our central determinant system. The pricing model for C-TILG both encourages other vendor units to be placed on the system, and recognizes the potential earnings power of those units installed in those expanded facilities. MGAM's pricing is focused on making sure that each and every unit that is placed in the field or is operated on our system is accretive to the Company's earnings.

The C-TILG placements are consistent with our goals to leverage our technology base into new markets and bring new products and higher-earning products to customers. It is quite impressive that, since our first two C-TILG placements in California last December, we have grown in this market as dramatically as we have. We will continue to be an innovator and have a proven history of gaining a significant market share in each new market that we open up.

Multimedia was faxed a letter this morning, dated yesterday, from the state of California, notifying the Company that the state had determined that the C-TILG units constitute Class III gaming that is not permitted by the compact between the tribes and the state. The state also asserts in this letter that, even were the C-TILG units are permissible gaming devices, the tribes in question have exceeded the number of gaming devices allowed to be operated if the C-TILG units are counted. Further, the state has indicated that it believes the Company may be obligated to cooperate with respect to the return of these and similar devices to demonstrate our compliance with the state law.

Multimedia takes communications from all regulators and its obligations under applicable laws and regulations very seriously, and invests significant resources to ensure that our activities are compliant before we enter any market. As we have done in the past, we will work closely with our customers and the applicable regulators, in this case, the Office of the Governor, to clear up these uncertainties.

MGAM is committed to providing our customers with a wide range of gaming options. As we have stated before, all of our gaming systems, gaming engines and game content utilize the same advanced, flexible gaming platform, and therefore can run any class of games offered by Multimedia Games. While it is unclear at this point how this dispute will be resolved, we believe that both on an interim and a long-term basis these placements in California will be positive for the Company.

The last item that I will touch on before the question-and-answer period is our first-quarter guidance. When we reported the fourth-quarter guidance was going to be lower than the initial guidance, I took responsibility for that fact and asked others in our organization to help me in developing a new guidance policy. The Board also weighed in on that effort, as well.

The Q1 fiscal 2005 guidance reflects input from the Company's Audit Committee and the Executive Team, whose joint recommendations were considered by the Board. Multimedia is providing guidance for the current quarter. It is important to point out that the Audit Committee of the Board of Directors continues to review the practice of providing guidance, in light of the many changing factors and markets served by the Company. We will keep you informed on this evolving process.

Our Q1 fiscal year `05 guidance reflects the fact that we expect no significant change in the Oklahoma market during this quarter. The first-quarter guidance also reflects the fact that we are incurring high expenses related to our placements in Oklahoma and California, and includes significantly higher non-cash depreciation and amortization charges that are the result of our growth into new markets and our placement in new markets.

Special expenses for this quarter related to the G2E show, costs in support of tribal legislative efforts that were unique to this quarter, and unprecedented lobbying costs to support our efforts to expand into new markets in the future. Multimedia's Q1 FY'05 guidance reflects the upfront costs, as well, of some initial benefits from the significant new placements in Oklahoma and California. Our guidance also considers our current estimate of the Q1 FY'05 impact from some future anticipated reductions in placements at certain facilities.

In addition, the Q1 FY'05 guidance reflects ongoing expenses for our investment in the New York video lottery system, which will continue to impact our earnings until there is growth in this important deployment. Taking these factors into consideration, we believe that the anticipated Q1 FY'05 over Q1 FY'04 revenue and EBITDA growth is quite noteworthy, and is a direct reflection of our resilience and ability to grow while navigating significant regulatory and market changes.

While we are not providing specific revenue guidance for Q1 FY'05 today, revenue levels will clearly be ahead of Q1 FY'04's $34.5 million, which included revenue for player station sales, and will also be up on a quarterly sequential basis when you exclude the player terminal sales that we booked in Q4 FY '04.

On the subject of growth, I want to reiterate our internal mantra of more products to more markets, and review very quickly what it means to this Company at this time. We believe we can achieve growth in the Class II and Class III Oklahoma markets, based upon our ability to deploy our new games, new gaming engines, new content, new platforms, and our ability to compete finally on a level playing field. Our market position may change as a result of the compact, and our own initiatives to ensure profitability from each and every location where we operate. But there is stability in our current operations from our long-term relationships, which are covered by the development agreements that we have in the state. We expect such agreements, before any removal from other sites, will result in meaningful expansions in Oklahoma and our installed base in both FY'05 and FY'06.

We also expect further growth in expansion in the charity bingo markets. We continue to expect one or two new charity jurisdictions will open in both fiscal 2005 and fiscal 2006, and we fully expect Multimedia Games will be a meaningful participant in these markets. We are also working with our existing charity bingo customers to evaluate opportunities for additional growth. California is a vast and expanding gaming market, and one in which we have developed important relationships and a meaningful installed base. We see many opportunities for us to expand our role in this important state.

We are also well-positioned for growth in both domestic and international lottery markets, where we can be very quick and very cost-effective in providing the states [with] immediate new revenue by providing both turnkey systems and content, which enable them to operate a large variety of gaming systems and types.

There are, of course, well-entrenched competitors also seeking to gain market share in these markets. But within a world where the adoption of new, leading-edge technology has become the norm, we see an important role for MGAM based upon our ability to be first to market with many of these systems. Operator, let's open the floor up to everyone's questions.

Questions and Answers
Operator

(OPERATOR INSTRUCTIONS) Ryan Worst, C.L. King.

Ryan Worst, C.L. King - Analyst

A couple questions. Could you talk about what you expect the California impact to be in the first quarter, given all your startup costs in that market?

Clifton Lind, Multimedia Games - Pres., CEO

Ryan, we will not go into any details at the current time, just that we have analyzed that impact both before and after the receipt of this letter, Ryan. And we expect that the current guidance we have given has reflected the range of the potential impacts that we see in that market. But I will not give you any specifics at this time. It has a great earning potential for us, and we are going to be, of course, working with our tribal customers to see what the resolution is of this apparent dispute with the state. And it would be unwise for me to speculate on how we will be impacted by this current dispute.

Ryan Worst, C.L. King - Analyst

But you are including that in your guidance?

Clifton Lind, Multimedia Games - Pres., CEO

Yes, we have. We have included within the range of guidance our expectations for a variety of outcomes, including outcomes where the tribes are successful in resolving their issues with the state, and also we include a range of outcomes of our expected experience if they are not.

Ryan Worst, C.L. King - Analyst

And then could you say whether or not - since the referendum passed in Oklahoma, whether or not you have had to renegotiate any existing contracts for development agreements in Oklahoma?

Clifton Lind, Multimedia Games - Pres., CEO

There have been no renegotiations of any development agreements since the compact passed, nor do we have reason to believe that there will be any in the immediate future.

Ryan Worst, C.L. King - Analyst

Are there any risks to the suppliers who supposedly have illegal games in the market in Oklahoma? Are there any risks for them, going forward, as the state compacts with the tribes?

Clifton Lind, Multimedia Games - Pres., CEO

Since the regulations are not yet drafted, it is impossible for me to say. But at one time, the state said that anyone who is guilty of "gun-jumping" could not operate their games at any of the racetracks. And of course, the state has no authority one way or the other over the vendors who do any gun-jumping at the tribal facilities. So it is not clear that there is any apparent downside. Once the regulations are completed, and drafts of the regulations could be out in early December, we will be able to make a better evaluation of that.

Ryan Worst, C.L. King - Analyst

In December, you will reevaluate whether or not you should offer them one-touch machines?

Clifton Lind, Multimedia Games - Pres., CEO

If the regulations do not have any penalty, and if NIGC has not voiced any further objections, we will reevaluate our position vis-a-vis what the tribes are willing to do and what the tribes ask us to do. But at this point in time, we do not foresee offering any of the games covered by the compact until we are licensed by the state and it is legal for us to offer those.

Ryan Worst, C.L. King - Analyst

Again, what's your expectations on timing with that? And also, if you could go over where you stand on your credit facilities and share repurchases?

Clifton Lind, Multimedia Games - Pres., CEO

Okay. Let me say that there has been a committee appointed by the Governor [of Oklahoma] to draft the regulations. Their current goal is to get the initial draft of the regulations out by the end of the month and have a final regulation drafted by the end of the month - sorry, by the 15th of December. If they are able to do that, that would enable the tribes to very quickly assign a model compact. Each tribe that signs one of those compacts will submit that to the Bureau of Indian Affairs. The Bureau of Indian Affairs will have 45 days to review the first compact. So, even if the first tribe signed on December 15, the Bureau of Indian Affairs normally takes 45 days. So it would be the end of January before they will have commented.

If they approve it, then it has to be run for 30 days in the Congressional Record, and so that would take it through the end of February. So it looks like the first of March could be the first time that vendors could legally be offering games - that is, if the state does as expected and accepts initial tribal certification of games, and lets the vendors have a period of six months to get the gaming labs to certify the games. So I think that the first of March is probably a reasonable time to expect when the first vendor could legally run these new compacted games.

Ryan Worst, C.L. King - Analyst

And then on just your credit facilities and your plans as far as share repurchases?

Clifton Lind, Multimedia Games - Pres., CEO

We - Craig is going to field that question.

Craig Nouis, Multimedia Games -  CFO

Ryan, as I think you know, we have a $25 million credit facility. As of September 30, 2004, we had $10 million available under the term loan portion of that, and $4 million available under the credit facility, line of credit.

Clifton Lind, Multimedia Games - Pres., CEO

And I have no specific comment to make about share repurchases, other than there is a large quantity of shares approved by the Board of Directors for repurchase, and they have put final decisions on the timing of those purchases in Craig's hands and my hands, and we will evaluate those repurchase opportunities in light of our commitments to our tribes and our new market opportunities. And when we can, as we did last quarter, I think, [when] Craig and I agree that it is advantageous to do so, we will opportunistically pick up shares.

Ryan Worst, C.L. King - Analyst

Okay. What's the authorization currently? And that's it.

Clifton Lind, Multimedia Games - Pres., CEO

We currently have over 1 million shares authorized.

Operator

Michael Friedman, Sidoti & Co.

Michael Friedman, Sidoti & Co., LLC - Analyst

A couple of questions. I think, Craig, you mentioned in your earlier remarks that you spent money for development agreements. How much did you spend in total, did you say?

Craig Nouis, Multimedia Games -  CFO

It was a little bit over $16 million during the quarter.

Michael Friedman, Sidoti & Co. - Analyst

And so how many game placement guarantees do you have at this point? Do you know?

Craig Nouis, Multimedia Games - CFO

If you include in that number the facilities that may be operating with some units [already] in there, even though they have signed development agreements, expansions, it will be a total of over 6,000 units.

Michael Friedman, Sidoti & Co. - Analyst

And then, I know you mentioned that there were some lobbying costs in the fourth quarter, and then you're expecting some in the first corner of this fiscal year. Could you give us a better idea of how much was actually spent in the fourth quarter, how much you're expecting in the first quarter, and what the run rate might be for the remainder of the year?

Clifton Lind, Multimedia Games - Pres., CEO

Legal and lobbying is broken out on the report as a line item. And the run rate is growing each quarter during this next year.

Michael Friedman, Sidoti & Co. - Analyst

Okay. And what was your CapEx for the full year 2004?

Craig Nouis, Multimedia Games -  CFO

Hold on one second. You could go to your next question while I pull that number.

Michael Friedman, Sidoti & Co. - Analyst

That was pretty much the bulk of it. Essentially, looking out for earnings, you are projecting a down year-over-year quarter first quarter. Would be reasonable to think that you might be able to follow a similar pattern, earnings-wise, as the past? Or is there going to be some extra lobbying costs and some extra rollouts in some of the new markets that would cause that to be a little different than in the past?

Clifton Lind, Multimedia Games - Pres., CEO

I think that you will see the relationship between SG&A expenses and revenue improving over the last three quarters of the year as we realize some of the benefits of these player stations that have been rolled out late in Q4 2004 and are being rolled out in Q1 '05. And I think that the reason that we have chosen to give only quarterly guidance is that there are a number of these regulatory and market transitions that are underway. And we just think that looking beyond this first quarter requires a great deal of speculation at this time, and we are not willing to do so currently.

So I think that we feel that there are good earnings growth opportunities for us in the future, and that when we return to that path, we hope it to be sooner than later. But we want to first solve some of these new opportunities that presented themselves in the last few hours, and sort of see where all that leads before we make a commitment.

Craig Nouis, Multimedia Games -  CFO

Michael, to answer your prior questions, [we spent] roughly $60 million for CapEx for the entire year.

Michael Friedman, Sidoti & Co. - Analyst

60?

Craig Nouis, Multimedia Games -  CFO

Yes.
Operator

(OPERATOR INSTRUCTIONS) David Fondrie, Heartland Advisors.

David Fondrie, Heartland Advisors - Analyst

I wanted to try to get clarification. I'm not sure that I really understood what you were talking about in Oklahoma. To the extent that people have illegal games in today, or presumed illegal games in today, not yet approved under this new referendum, do you believe that the tribes will be allowed to retain those games until the regulations are finalized? Is that what you are saying?

Clifton Lind, Multimedia Games - Pres., CEO

I see no evidence to the contrary.

David Fondrie, Heartland Advisors - Analyst

Okay. So we had kind of had status quo of what we had prior to that, but they will probably be excluded from - or potentially be excluded from putting games into the racetracks when the racetracks open?

Clifton Lind, Multimedia Games - Pres., CEO

The racetracks are a small part of the market, and the tribes will certainly encourage the state not to put any penalty in for the people who have been operating these machines. So there may be absolutely, in the final regulation, no penalty at all for gun-jumping on these games. So that's why we anxiously await the final draft of the regulations.

David Fondrie, Heartland Advisors - Analyst

Then, in California, could the state take, I guess, proactive steps to try to have these games removed?

Clifton Lind, Multimedia Games - Pres., CEO

There is a compact resolution process that is spelled out in the compact that these two tribes have signed with the state. And it would appear that the state and the tribe would try to follow that outlined process for dispute resolution. However, I don't presume to speak either for the state or to presume to speak [about] what the tribes' reaction might be to some proactive intervention by the state.

David Fondrie, Heartland Advisors - Analyst

You don't expect the California State Patrol to swoop in and try to extract these games?

Clifton Lind, Multimedia Games - Pres., CEO

I don't presume speak for them. I would hope that both parties would go through the dispute resolution process.

David Fondrie, Heartland Advisors - Analyst

Okay. And then, lastly, will you provide revised numbers for each of the quarters last year? Particularly on the income statement, but also the balance sheet, so that we have some basis of comparison, as opposed to just fourth quarter versus last year' s fourth quarter?

Craig Nouis, Multimedia Games -  CFO

What we will do on that is post the revised numbers on our Internet website.

Operator

David Bain, Merriman Curhan Ford.

David Bain, Merriman Curhan Ford  - Analyst

The regulatory environment in Alabama - you expect expansion. Is there anything else out there that should worry us? Should we be looking to add into our numbers in Alabama going forward?

Clifton Lind, Multimedia Games - Pres., CEO

I think I heard three questions, David. I think we have all read the reports that the Attorney General in the state of Alabama, Attorney General Troy, intends to issue statements concerning all of the gaming in Alabama within the next two weeks. And so we are interested in what his statements will be. We are confident that in the locations that we are operating, that the games that we are operating are legal charity bingo games. And so we look forward to his comments. There is every reason for us to be confident that our games will not be found to be in violation of any state requirements or regulations.

And so, certainly, as you are aware, in Alabama, it's a little bit of an unusual charity gaming situation, in that the constitutional amendments are passed and ratified on a county-by-county basis. There was statewide legislation proposed last session that did not pass. And so one has to look at each of the individual constitutional amendments to see if the type of games that we are offering are legal forms of charity gaming. And we are confident that all of our games are legal forms of charity gaming. But we look forward with interest to the results of the analysis of the Attorney General, because he is going to look into broader questions, we understand, rather than just our games that are being offered - are they legal games in the counties where they are being offered? So we look forward to the clarity that will be brought to this market as well.

David Bain, Merriman Curhan Ford  - Analyst

And the guidance for work Q1 - does that include any one-time sales?

Clifton Lind, Multimedia Games - Pres., CEO

No.

David Bain, Merriman Curhan Ford - Analyst

So is it safe to assume, given that you have always had some one-time sales in there during the quarters previous, that there could be upside to your guidance?

Clifton Lind, Multimedia Games - Pres., CEO

David, I have looked very foolish in the last two quarters predicting one-time events. And so we did not include any in our guidance. We certainly think that one-time events are in our future, but I won't repeat the same mistake of the last two quarters by publicly predicting them anymore, and certainly not for this quarter.

David Bain, Merriman Curhan Ford  - Analyst

Okay. And you stated that you expect market share gains in Oklahoma in `05. Did I catch that ? With development deals?

Clifton Lind, Multimedia Games - Pres., CEO

I think in the long run, after all of the dust has settled, it is our goal and our expectation that we will continue to be a very substantial player in Oklahoma, and even increase our presence once we can offer the same games that are being offered by other players there today.

David Bain, Merriman Curhan Ford  - Analyst

And the 40% that was mentioned in the past, locked in from development deals in Oklahoma - that still stands. Can that increase, now that you have even, maybe, more development deals going on?

Clifton Lind, Multimedia Games - Pres., CEO

David, that is the number that - we currently said 33% of last quarter's [Oklahoma] revenue, and we thought that with the deals that we had in place, it would grow to be 40% of Oklahoma revenue. If we continued to do development deals in Oklahoma, well, then, certainly that would grow. There is going to have to be a period of time where we see where the Oklahoma market is going to land vis-a-vis - there are a meaningful number of significant gaming facilities already in Oklahoma. And so the ultimate number of player stations needed in the Oklahoma market is somewhat in question, and is going to be somewhat influenced by what happens over the next two or three years in the surrounding states.

So we are going to be watching very carefully the growth opportunity in Oklahoma as it specifically relates to facility expansions. We are comfortable with all the ones that we are involved with, and of course, don't know how many others might be planned or might not yet be planned, but might get on the drawing board later next year. So we are going to be cautious about our expansion to make sure that that market doesn't get overbuilt.

And so I can't tell you what we are going to do about additional development opportunities in that market at this time. We are going to see how that market develops and proceed cautiously. But we are very happy with the relationships that we have secured at this point, and they represent the foundation we wanted to achieve in that market.

David Bain, Merriman Curhan Ford  - Analyst

And last question - is there any new market out there that you're looking at that could impact `05 that is a market that you have not talked about publicly that could be substantial to earnings in `05?

Clifton Lind, Multimedia Games - Pres., CEO

We are operating in a vast number of charity markets that we - as we said, we expect at least one or two of those to roll over in `05; one or two of the very significant ones. If they have any `05 impact, it will be in the last quarter of FY'05.

David Bain, Merriman Curhan Ford  - Analyst

Okay. But nothing outside of charity?

Clifton Lind, Multimedia Games - Pres., CEO

Oh, no - we are working a like number of opportunities in other state-related expansion of gaming opportunities. Likewise, they will either be FY'06 events or late in FY'05. And we also continue to look at Class II development opportunities, but we are going to proceed cautiously there, as the NIGC's game classification process plays out and we find out what types of games the NIGC and the tribes are going to agree will be legal Class II gaming in the future. So I think most of the big growth opportunities will be late `05 or early `06 events, not early in `05.

David Bain, Merriman Curhan Ford  - Analyst

Okay. But they could be substantial to earnings?

Clifton Lind, Multimedia Games - Pres., CEO

Yes.

Operator

(Operator instructions) Eddy  Costa, Shumway Capital.

Eddy Costa, Shumway Capital - Analyst

I just went to ask - given all the growth that you guys are experiencing in California right now, is it safe to assume that there is going to be a material expansion in SG&A in Q1 fiscal `05?

Clifton Lind, Multimedia Games - Pres., CEO

I think you will certainly see growth in SG&A in Q1 of `05 over Q4 `04. That will be primarily related to a rather significant amount of installation expense that we always absorb when we have the kind of installations that we have had, both in Oklahoma and California during a quarter like this.

Eddy Costa, Shumway Capital -  Analyst

Okay. So does that mean that, for the remainder of the year, given a sort of normal installation cycle, that your SG&A could be down?

Clifton Lind, Multimedia Games - Pres., CEO

We expect to make progress in decreasing very substantially the rate of growth in SG&A quarter to quarter. And it remains to be seen if it will actually drop from quarter to quarter. But the rate of growth will go down materially.

Eddy Costa, Shumway Capital - Analyst

Great. And then the other question was, you guys have talked about the machines that you are placing as part of your development deals. You put in something like, I think it was, 1,256 or something in this quarter pursuant to development deals. How many are remaining, and how many of those would you envision would get placed in the first quarter of `05?

Craig Nouis, Multimedia Games -  CFO

Under future deals that need to be completed yet, there are roughly 2,000 incremental machines. There were two new facilities that were completed during the current quarter, Q1, which were contemplated in the guidance. So two of the facilities opened up wi th roughly a total of 500 machines combined. But that would be it. There's no more additional facilities that will open up this quarter.

Eddy Costa, Shumway Capital - Analyst

And just your comment about the machines being - they are unfinished deals? I didn't understand what that - does that mean that the deal isn't finished negotiating, or that the...?

Craig Nouis, Multimedia Games -  CFO

No, no, no. They are signed deals in which the facility is either in a planning stage or in the process of being constructed.

Operator

David Fondrie.

David Fondrie, Heartland Advisors - Analyst

Just to come back to SG&A expense for a minute, I understand that you reversed in Q3 some SG&A that made it unusually low. But it looks - it went up about $2 million. And some of that is installation of machines. What kind of assumptions are you making relative to legal and lobbying costs, I guess, associated with the placements in California and in Oklahoma going forward into future quarters?

Clifton Lind, Multimedia Games - Pres., CEO

Okay. First, I am going to let Craig give some numbers. But the fact is that very little of our going-forward lobbying cost will be associated with either California or Oklahoma. Those are not the two markets where we have significant lobbying efforts underway. And as far as legal costs, legal costs in all markets are just an ordinary part of our business. And we don't see any specific extraordinary growth in legal costs because of our activities in either the California market or the Oklahoma market. Our total growth per quarter is going to be about $500,000, and so - and Craig might want to give some color on that.

Craig Nouis, Multimedia Games -  CFO

Yes. Roughly, like Clifton was saying, we do have some growth in those accounts. But if you look at the last quarter, the total legal and lobbying was roughly $1.5 million combined. And again, some of that - we do expect some growth there.

David Fondrie, Heartland Advisors - Analyst

Well, it's hard for me to believe that with California coming out with a letter, that you're not going to have fairly significant legal costs in trying to - I mean, I don't know, do the tribes bear all that cost?

Clifton Lind, Multimedia Games - Pres., CEO

Well, we certainly - this is a state and tribal dispute about what can be operated under the compact. We did not anticipate, as a vendor, any significant legal cost associated with that. It is the tribes' and the state's responsibility to work together through the process and resolve that. We will certainly be prepared to be informed, but would not specifically be budgeting any particular cost for that event.

David Fondrie, Heartland Advisors - Analyst

Okay. And then in Oklahoma, you mentioned that you will evaluate all of these pieces of equipment in order to determine their economic feasibility, and that there may be some that are withdrawn or some that are repriced, whatever. Is there any risk that the equipment that you have put in under development agreements that are being repaid through the holds on those machines - is there any risk that you may not recapture the cost of those machines?

Clifton Lind, Multimedia Games - Pres., CEO

Well, we don't feel that there is any significant potential for anything like that at all.

Operator

Joel Capka, Pruneyard Financial Group.

Joe Capka, Pruneyard Financial Group - Analyst

I quickly read over the press release in listening to the questions in your presentations. And I wonder if I could just summarize things here for myself, just to get a clearer overview picture here.

It looks like what you said about the revenues for the first quarter of `05, that they are going to be greater than the first-quarter revenues of 2004, but that it sounded like the implication was they could well be below the revenues for fourth quarter `04.

Clifton Lind, Multimedia Games - Pres., CEO

I don't think that's what we tried to say, no. That's not the case.

Joe Capka, Pruneyard Financial - Analyst

So the revenues - it should be an incremental gain, or at least not a big decline from Q4 of -

Clifton Lind, Multimedia Games - Pres., CEO

Our expectations or that revenue in Q1 [`05] will be equal to or larger than revenue in Q4 `04.

Joe Capka, Pruneyard Financial - Analyst

All right. If that's the case -

Clifton Lind, Multimedia Games - Pres., CEO

That's excluding the player station sales. This is recurring revenues.

Joe Capka, Pruneyard Financial - Analyst

Correct; I understand that. So, obviously, if there were some one-time sales, they might add to those revenues, but you have not forecast any?

Clifton Lind, Multimedia Games - Pres., CEO

And the more important thing is there were significant sales in Q4 `04.

Joe Capka, Pruneyard Financial - Analyst

Can you tell me roughly put those were? The amount of those?

Craig Nouis, Multimedia Games -  CFO

Yes - roughly, $3.7 million in sales.

Joe Capka, Pruneyard Financial - Analyst

It sounds like there should be some nontrivial revenue increases, then, in Q1'05 over Q4'04. Obviously, you have forecast a significant decline in EBITDA and net income. And I know you've addressed some of these issues here, but I guess I'm left wondering like where are all these additional - I don't feel like I have a good handle of where all of these additional expenses are coming from that are going to reduce the EBITDA and net income to such a fairly dramatic extent. Can you just say, okay, category 1, 2, 3 - roughly what these are? I know you've got SG&A. I know you have got development costs. Have those ramped up significantly from Q4?

Craig Nouis, Multimedia Games -  CFO

I' m sorry, Joe; I'm having a hard time hearing you. I think you said something about the net income and EBITDA sequentially from last quarter to this quarter's guidance?

Joe Capka, Pruneyard Financial - Analyst

Yes.

Craig Nouis, Multimedia Games -  CFO

And on a net income standpoint, we do have that forecasted at a lower amount. But the EBITDA is not forecasted at a - I mean, it's relatively flat.

Joe Capka, Pruneyard Financial - Analyst

Okay. Well, what is the reason for the lower net income, then?

Craig Nouis, Multimedia Games -  CFO

Really, the driver was depreciation.

Joe Capka, Pruneyard Financial - Analyst

Depreciation?

Craig Nouis, Multimedia Games -  CFO

Yes. Depreciation continues to increase every month as we keep placing machines out there. So depreciation is a big driver on a monthly and quarterly basis.

Joe Capka, Pruneyard Financial - Analyst

Can you give me a rough idea of what the number of machines in Q4 was and what the total number will be that you are anticipating in Q1 of `05?

Clifton Lind, Multimedia Games - Pres., CEO
In terms of units installed?

Joe Capka, Pruneyard Financial - Analyst

Yes, just a rough, round number.

Clifton Lind, Multimedia Games - Pres., CEO

Roughly 13,000 units, total - a little bit more than that.

Joe Capka, Pruneyard Financial - Analyst

Okay, was that for Q4, or what you expect to have in Q1?

Clifton Lind, Multimedia Games - Pres., CEO

No, no; I'm sorry. That's for Q4.

Joe Capka, Pruneyard Financial - Analyst

And you expect the number to go up in Q1 '05?

Clifton Lind, Multimedia Games - Pres., CEO

Certainly, the number is going to go up. As we have said earlier, we are not going to give you the exact numbers because of confidentiality agreements that we have with our tribal customers. But consistent with our statement last quarter that we said the installs in Q4'04 and Q1'05 would be the most substantial in any 6-month period in our history, you can sort of do the approximate math yourself.

Joe Capka, Pruneyard Financial - Analyst

Well, it sounds like you have got something on the order of a $5 million whack here in net income, I gather because of this depreciation. Is that because of the big influx of new machines? And how long does that - if I can call it this, bubble of depreciation last? Over what period of time do you write off the machines?

Clifton Lind, Multimedia Games - Pres., CEO

Three years.

Joe Capka, Pruneyard Financial Group - Analyst

Is it front-loaded, or -?

Craig Nouis, Multimedia Games - CFO

No, no, no. Straight line, three years.

Joe Capka, Pruneyard Financial Group - Analyst

What I am getting at is it seems like you all of a sudden have a big bump in depreciation expense. Is this level going to now continue?

Clifton Lind, Multimedia Games - Pres., CEO

Well, if you'll look at the net increase in the number of machines in Q4'04 and Q1'05, then one would certainly expect an increase in the amount of depreciation. We deploy those on a monthly basis, so each month, it will continue to go up, as long as we are making net new deployments, and so long as the rate of net new deployments is exceeding the rate of deployments three years ago.

Operator

There appears to be no further questions at this time. I would like to turn the call back over to Mr. Lind for additional comments or closing remarks.

Clifton Lind, Multimedia Games - Pres., CEO

Thank you, operator. I want to think everyone for their interest in Multimedia Games. I think it is evident from our comments and responses to your questions that we believe there is substantial growth opportunities for Multimedia Games as we continue to provide innovative, new products for new and existing markets. At the same time, we continue to manage the possible challenges which we are facing in the Class II markets in California, and in light of the fact that we do not intend to jeopardize our licensing process in new, emerging markets by running games that would not be legal until a compact is in place.

We believe that the setback that we have endured because we have made the conscious decision to continue to offer only multi-touch, standard-sequence bingo games while other forms of gaming have proliferated in the Oklahoma market will prove, in the long run, to be a good decision.

We look forward to reporting to you again on our future progress. This management team remains enthusiastic about this Company, about this team and about the markets that we are in and the markets that we are entering, and we ask for your continued support. Thank you for your time today. We look forward to reporting our progress in the future. That will be all, operator.

Operator

This does conclude today's conference call. At this time, you may disconnect.